EXHIBIT 6.1


                                    SUBLEASE

         Sublease dated as of the ________day of March, 2000, between UNITED RENTALS OF CANADA, INC. (the "Sublandlord") and ONTARIO POWER CONTRACTING LIMITED (the "Subtenant").

         RECITALS:

         (a) by a lease (the "Lease") dated September 4, 1988, as amended by a lease renewal agreement (the "RENEWAL AGREEMENT") dated November 1, 1993 and a lease amending agreement (the "AMENDING AGREEMENT") dated April 1, 1997 between Skyreach Equipment Ltd. ("SKYREACH") as tenant and Joehma Investments Ltd. (the "Head Landlord") as landlord (the Lease, the Renewal Agreement and the Amending Agreement being hereinafter collectively referred to as the "HEAD LEASE"), the Head Landlord leased to Skyreach certain premises municipally known as 396 and 396B Chrislea Road, Woodbridge, Ontario consisting of 12,000 sq. ft. of rentable area more or less (the "LEASED PREMISES");

         (b) by an asset purchase agreement dated August 26, 1999 among, INTER ALIA, Skyreach and the Sublandlord, Skyreach assigned the lease to the Sublandlord with the consent of the Head Landlord pursuant to a Landlord's Acknowledgement and consent dated August 20, 1999;


         (c) by an offer to sublease dated February 24, 2000 (the "OFFER"), the Sublandlord and the Subtenant have agreed to enter into a sublease (the "SUBLEASE") of the Leased Premises for the balance of the term of the Head Lease less one day at a rent and on such terms as are hereinafter set forth;


         (d) the Head Landlord has given its written consent to this Sublease by Consent by Landlord to Sublease (the "CONSENT") dated March 10, 2000, in accordance with the terms and provisions of the Head Lease.

         In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

SECTION 1 DEMISE AND TERM.

         The Sublandlard hereby subleases to the Subtenant the Leased Premises to have and to hold for a term of two (2) years and one (1) month less one (1) day (the "TERM") to commence on the 1st day of April, 2000 and to expire on 29th day of April, 2002.

SECTION 2 RENT.

         The Subtenant shall pay to the Sublandlord an annual rental in the amount of:

         (a) EIGHTY ONE THOUSAND DOLLARS ($81,000) in lawful money of Canada without any abatement or deduction for any reason whatsoever (being SIX DOLLARS AND SEVENTY FIVE CENTS ($6.75) per rentable square foot per annum) payable in equal monthly instalments of SIX THOUSAND SEVEN HUNDRED AND FIFTY DOLLARS (6,750) in advance on the first of each and every month during the first year of the Term; and


         (b) EIGHTY FOUR THOUSAND DOLLARS ($84,000) in lawful money of Canada without any abatement of deduction for any reason whatsoever (being SEVEN DOLLARS ($7.00) per rentable square foot per annum) payable in equal monthly instalments of SEVEN THOUSAND DOLLARS ($7,000) in advance on the first of each and every month during the balance of the Term,

         (such rent being hereinafter collectively referred to as "BASIC RENT" with the rent for any broken portion of a calendar month being prorated.

         In the event that the actual square footage is greater or less than 12,000 square feet, Basic Rent shall be adjusted to reflect the actual square footage.


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SECTION 4         ADDITIONAL RENT.

         The Subtenant acknowledges that the Head Lease is a carefree fully net lease to the Head Landlord, and that this Sublease is on the same basis. The Subtenant agrees to pay to the Sublandlord, or in accordance with its direction, all sums which the Sublandlord is required to pay to the Head Landlord under the Head Lease as additional rent pursuant to the provisions of the Head Lease (the "ADDITIONAL RENT"). Utility charges shall be based on separate meters. Basic Rent and additional Rent are hereinafter collectively referred to as "RENT".

SECTION 5         USE.

         The Leased Premises shall be used only for those purposes of offices and a contractor's yard and other functions ancillary to the Subtenant's business.

SECTION 6         OVERLOADING.

         The Subtenant shall not bring upon the Leased Premises or any part thereof any machinery, equipment, article or thing that by reason of its weight, size or use might damage the floors of the building located on the Leased Premises or the asphalt surfaces located on the Leased Premises. If any damage is caused to the Leased Premises by any machinery, equipment, article or thing or by overloading or by any act, neglect or misuse on the part of the Subtenant or any of its servants, agents or employees or any person having business with the Subtenant, the Subtenant will forthwith repair the same or pay to the Sublandlord the cost of making good the same.

SECTION 7         DEMISING WALL.

         The Sublandlord shall be solely responsible for restoring the demising wall between 396 and 396B Chrislea Road at the end of the term, pursuant to section 2(h) of the Amending Agreement, and the Subtenant shall have no obligation with respect to same.

SECTION 8         SUBTENANT'S COVENANTS.

         The Subtenant covenants with the Sublandlord:

         (a) to pay Basic Rent and Additional Rent to the Sublandlord or in accordance with its direction as herein provided.


         (b) to keep the Leased Premises clean and in good and tenantable condition;

         (c) to repair the Leased Premises in accordance with the Sublandlord's obligations under the Head Lease;

         (d) to observe and perform all covenants and obligations of the Subtenant under this Sublease;

         (e) not to do or omit to do any act or thing which would cause a breach of any of the Sublandlord's obligations under the Head Lease or which would or might cause the Sublandlord to be liable for any damage, claim or penalty;

         (f) to perform or cause to be performed with respect to the Leased Premises all of the covenants of the Sublandlord as tenant under the Head Lease, including the performance of the Sublandlord's obligations with respect to the Lease Premises, except basic rent payable under the Head Lease and except as otherwise provided herein;

         (g) the Subtenant shall comply with all requirements of all laws, orders, ordinances, rules and regulations of any federal, provincial, regional or municipal authority or other governmental body, tribunal or commission having jurisdiction with respect to the Subtenant's occupancy, operation or use of the Leased Premises;

         (h) to pay all applicable GST on the amounts due to the Sublandlord under this Sublease; and

         (i) not to engage in a business which is competitive with that of the Sublandlord.



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SECTION 10        SUBLANDLORD'S REPRESENTATIONS AND WARRANTIES.

         The Sublandlord represents and warrants to the Subtenant as follows:

         (a) the Sublandlord is not in default of any of its obligations under the Head Lease and the Head Lease is in full force and effect and binding on the Sublandlord;

         (b) except as set forth above and except as contemplated by this Sublease, the Head Lease has not been amended or assigned and no portion of the Leased Premises has been sublet;

         (c) there is no outstanding dispute under the Head Lease (including, without limitation, as to the payment of rent) and there has been no default by the Sublandlord thereunder; and

SECTION 11        SUBLANDLORD'S COVENANTS.

(1) The Sublandlord covenants with the Subtenant:

         (a)      for quiet enjoyment;

         (b) to pay all Basic Rent and Additional Rent reserved under the Head Lease (in breach of which payment by the Sublandlord, the Subtenant may pay such Rent to the Head Landlord itself and deduct the cost thereof from the Rent and all other amounts due to the Sublandlord from time to time hereunder);

         (c) to keep the Head Lease in good standing and to indemnify and hold the Subtenant harmless from and against any and all liability, costs and expenses (including reasonable legal fees) arising from a breach of the Head Lease;

         (d) to enforce for the benefit of the Subtenant and other lawful occupants of Leased Premises the obligations of the Head Landlord under the Head Lease, with the intent that the benefit of such covenants shall extend to the Leased Premises and be enjoyed by the Subtenant and its permitted successors and assigns and subtenants and other occupants of the Leased Premises; and

         (e) not to terminate the Head Lease before the expiration of the Term, without the prior written consent of the Subtenant, which consent may be arbitrarily withheld.

(2) Notwithstanding anything to the contrary in this Sublease, the Sublandlord does not assume or agree to perform for the benefit of the Subtenant any of the duties of the Head Landlord under the Head Lease and shall under no circumstances be responsible or liable to the Subtenant for any default, failure of delay on the part of the Head Landlord in the performance of any obligations under the Head Lease, nor shall such default of the Head Landlord affect this Sublease or waive or defer the performance of any of Subtenant's obligations hereunder. If the Subtenant desires to enforce the duties of the Head Landlord under the Head Lease or the rights of the Sublandlord under the Head Lease, the sole obligation of the Sublandlord shall be to use all reasonable commercial efforts to cause the Head Landlord to perform such duties or honour such rights. The Subtenant shall indemnify and hold the Sublandlord harmless from and against any and all liability, costs and expenses (including reasonable legal fees) arising with respect to such efforts.

SECTION 12        NO REPRESENTATIONS.

         There are no covenants, representations, agreements warranties or conditions in any way relating to the subject matter of this agreement expressed or implied, collateral or otherwise, except as expressly set forth herein.

SECTION 13        CONDITION OF LEASED PREMISES.

         Subject to latent defects and the obligations of the Sublandlord or Head Landlord, as the case may be, to make repairs and replacements to the Leased Premises, the Subtenant accepts the Lease Premises in their present condition. Notwithstanding the foregoing, the Sublandlord shall, at its own expense and prior to the commencement of the Term, remove all the existing materials and contents from the Leased Premises and clean xxxxxxxxxxxxxxxxxx.



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SECTION 14        ASSIGNMENT.

         The Subtenant shall not assign this Sublease or further sublet the Leased Premises or any portion of the Leased Premises.

SECTION 15        TERMINATION.

         This Sublease shall terminate on any termination of the Head Lease, or, at the election of the Sublandlord, by the Sublandlord giving notice of termination on the occurrence of any of the following:

         (a) if any petition in bankruptcy or for reorganization or arrangement is filed by or against the Subtenant, or the Subtenant becomes insolvent, or any receiver is appointed for any of the Subtenant's assets, or the Subtenant makes any assignment for the benefit of creditors; or

         (b) the Subtenant fails to make any payment of money under any provision of this Sublease when due, and such failure continues for a period of five (5) days after written notice to the Subtenant (it being agreed that the continuance of any such failure for five (5) days after notice is to be conclusively deemed a material breach of this Sublease); or

         (c) the Subtenant defaults in the performance of any covenant, agreement or obligation, other than for the payment of money, required by this Sublease to be performed by the Subtenant and such default continues for 15 days after written notice to the Subtenant (it being agreed that the continuance of any such failure for 15 days after notice is to be conclusively deemed a material breach of this Sublease); or

         (d)      the Subtenant abandons or vacates the Leased Premises.

         The only notices necessary to terminate this Sublease are those expressly provided for in this Section. On the termination of this Sublease, whether by lapse of time or otherwise, the Subtenant will immediately surrender to the Sublandlord possession of the Leased Premises and the improvements in the same condition in which the Subtenant received them, normal wear and tear and other items specifically expected by the Head Lease only excepted; no acceptance of rent by the Sublandlord after termination of this Sublease or after notice of such termination shall constitute a waiver of such termination or notice or a reinstatement of this Sublease. No termination of this Sublease shall discharge or impair the Subtenant's obligation to pay any rent accrued to the date of termination and/or for the whole unexpired term of this Sublease. Nothing contained in this Sublease shall operate or in any way create a merger, or alter or prejudice any rights, remedies or priorities of the Sublandlord as against the Subtenant under any other agreement or agreements between them.

SECTION 16        ENVIRONMENTAL MATTERS.

         (a)      The Sublandlord warrants that it is not aware of any order or

SECTION 16 ENVIRONMENTAL MATTERS.

         (a) The Sublandlord warrants that it is not aware of any order or direction relating to environmental matters having been issued pursuant to any environmental legislation which would require any work, repairs, construction or capital expenditure with respect to the Leased Premises. The Sublandlord agrees to provide a copy of a previously prepared Phase II Environmental Audit to the Subtenant prior to the occupancy by the Subtenant and further agrees to be solely responsible for any necessary remedial work identified in the report. The Sublandlord further warrants and agrees to indemnify the Subtenant from claims, orders or directions relating to environmental matters that occurred prior to the Subtenant taking possession of the premises or caused by adjacent tenants or property owners during the Term of the Subtenant's tenancy hereunder.

         (b) The Subtenant covenants and agrees that it will comply with all environmental legislation during the Term of this Sublease and the Subtenant will be responsible for any environmental problems, pollution or contamination arising as a result of the Subtenant's occupation of the Leased Premises during the term of the Sublease. At the end of the Term of this Sublease, the Sublandlord will have the option requiring the Subtenant to have a Phase I Environmental Audit performed and the Sublandlord and the Subtenant agree to share the cost of such audit equally. Any necessary remedial work identified in the report would then be the sole responsibility of the Subtenant, provided the necessity for such remedial work resulted from the Subtenant's occupancy of the Leased Premises. The Subtenant further warrants and agrees to indemnify the Sublandlord from claims, orders or directions relating to




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                  xxxxxxxxxxxxxxxxxxx appointed by each party and a third to be chosen by the first two named before they enter upon the business of arbitration. If either party shall fail to appoint an arbitrator within seven (7) clear days of service of notice on it of the appointment of an arbitrator by the other party, the arbitrator so appointed shall act as sole arbitrator in the reference on notice by the other party to proceed with the arbitration. The award and determination of such arbitrator or arbitrators or any two of such three arbitrators shall be binding upon the parties hereto and their respective successors and assigns. In the event that a dispute arises as to the procedures or conduct of the arbitration, the terms and conditions of the ARBITRATIONS ACT (Ontario) shall apply.

SECTION 19        NOTICE.

         The provisions of the Head Lease shall govern the giving of notice hereunder. The address of the Sublandlord for the purpose of such notice shall be Four Greenwich Office Park, Greenwich, Connecticut, USA. Fax: 203-622-6080,
Attention: John N. Milne with a copy to Canada Trust Tower, Suite 3900, BCE Place, 161 Bay Street, Toronto, Ontario, M5J 2S1 Attention: Byron W. Loeppky,
Fax: 416-360-8277, and the address of the Subtenant shall be 396 and 396B Chrislea Road, Woodbridge, Ontario, Fax: 000-000-0000.

SECTION 20        APPLICATION OF HEAD LEASE.

         Except as hereinbefore expressly provided, all terms, covenants, conditions and agreements contained in the Head Lease shall apply to and be binding upon the parties hereto, and their respective successors and permitted assigns, the appropriate changes of reference being deemed to have been made with the intent that such clauses shall govern the relationship in respect of such matters as between the Sublandlord and the Subtenant. For greater certainty, the obligations of the Head Landlord shall remain the obligations of the Head Landlord for the purposes of this Sublease, and the obligations of the Sublandlord shall become the obligations of the Subtenant with respect to this Sublease.

SECTION 21        OVERHOLDING.

         Provided that if the Subtenant shall continue to occupy the Leased Premises after the expiration of the Term and any renewal thereof without any further written agreement and without objection by the Sublandlord, the Subtenant shall be a monthly tenant at a rent and (except as to length of tenancy) subject to the provisions and conditions herein set out.

SECTION 22        GOVERNING LAW.

         This Sublease and the Heal Lease shall be subject to and construed in accordance with the laws of the province of Ontario and the laws of Canada, as applicable.

SECTION 23        COMMISSION.

         The parties hereto acknowledge that the Listing Broker and Co-operating Broker are the same firm, CB Richard Ellis Limited ("CB Richard Ellis"), such that there has been dual agency, the parties having previously consented to such dual agency and waiving and conflict of interest or duty of confidentiality. The Sublandlor shall be liable for commissions payable to CB Richard Ellis.

SECTION 24        TIME OF THE ESSENCE.

         Time shall be of the essence of this Sublease.

SECTION 25        ENUREMENT.

         This Sublease shall enure to the benefit of and be binding upon the respective successors and assigns of each of the parties hereto.

SECTION 26        ENTIRE AGREEMENT.

         This Sublease, the provisions of the Head Lease incorporated herein, the Offer and the Consent set forth the entire agreement between the Sublandlord and the Subtenant concerning the Leased Premises and there are no agreements or understandings between them other than as are herein set forth.




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SECTION 27        SEVERABILITY.

         IN WITNESS WHEREOF the parties hereto have executed this Sublease as of the date first written above.


UNITED RENTALS OF CANADA, INC.


By:      /s/ JOHN N. MILNE
         -----------------
Name:    John N. Milne
Title:   President



ONTARIO POWER CONTRACTING LIMITED



By:      /s/ JOSEPH ALFANO
         -----------------
Name:    Joseph Alfano
Title:   President





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